Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Grupo Televisa, S. A. B.:

We consent to the incorporation by reference in the registration statement (No. 333-126827) on Form S-8 of our reports dated April 30, 2019, with respect to the consolidated statement of financial position of Grupo Televisa, S. A. B. as of December 31, 2018, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the year ended December 31, 2018, and the related notes (collectively the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 20-F of Grupo Televisa, S.A.B.

/s/ KPMG Cardenas Dosal, S. C.
KPMG Cardenas Dosal, S. C.
Mexico City, Mexico
April 30, 2019